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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


     Subsidiaries, which considered in the aggregate as a single subsidiary would not constitute a significant subsidiary, have been omitted.


Subsidiary                                         Jurisdiction of Incorporation
----------                                         -----------------------------

Price Communications Wireless, Inc.                Delaware

Price Communications Cellular Holdings, Inc.       Delaware

Price Communications Cellular Inc.                 Delaware